----------------------                                       -------------------
CUSIP No. 11434A 10 0                  13G                     Page 1 of 5 Pages
----------------------                                       -------------------

                                 SCHEDULE 13G

                                (RULE 13d-102)

          Information to be Included in Statements Filed Pursuant to
            Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*


                            BROOKS AUTOMATION, INC.
                ----------------------------------------------
                               (Name of Issuer)


                         COMMON STOCK, PAR VALUE $0.01
                ----------------------------------------------
                        (Title or Class of Securities)


                                  11434A 10 0
                ----------------------------------------------
                                (CUSIP Number)


                ----------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [_]  Rule 13d-1(b)
       [_]  Rule 13d-1(c)
       [X]  Rule 13d-1(d)

       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 11434A 10 0                  13G                     Page 2 of 5 Pages
----------------------                                       -------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Robert J. Therrien

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,042,864
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,042,864

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,042,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
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----------------------                                       -------------------
CUSIP No. 11434A 10 0                  13G                     Page 3 of 5 Pages
----------------------                                       -------------------

Item 1(a)  Name of Issuer:

           Brooks Automation, Inc.
--------------------------------------------------------------------------------
Item 1(b)  Address of Issuer's Principal Executive Offices:
           15 Elizabeth Drive, Chelmsford, Massachusetts 01824
--------------------------------------------------------------------------------
Item 2(a)  Name of Person Filing:

           Robert J. Therrien
--------------------------------------------------------------------------------
Item 2(b)  Address of Principal Business Office or, if none, Residence:

           15 Elizabeth Drive, Chelmsford, Massachusetts 01824
--------------------------------------------------------------------------------
Item 2(c)  Citizenship:

           United States of America
--------------------------------------------------------------------------------
Item 2(d)  Title of Class of Securities:

           Common Stock, par value $0.01
--------------------------------------------------------------------------------
Item 2(e). CUSIP Number:

           11434A 10 0
--------------------------------------------------------------------------------
Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [_] Broker or dealer registered under Section 15 of the
             Exchange Act.
         (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [_] Insurance company as defined in Section 3(a)(19) of the
             Exchange Act.
         (d) [_] Investment company registered under Section 8 of the
             Investment Company Act.
         (e) [_] An investment adviser in accordance with
             Rule 13d-1(b)(1)(ii)(E);
         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
             Company Act;
         (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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----------------------                                       -------------------
CUSIP No. 11434A 10 0                  13G                     Page 4 of 5 Pages
----------------------                                       -------------------


ITEM 4.  OWNERSHIP.

         (a) Amount Beneficially Owned: 1,042,864 SHARES, INCLUDING 2,500 SHARES ISSUABLE PURSUANT TO IMMEDIATELY EXERCISABLE STOCK OPTIONS. EXCLUDES CERTAIN SHARES HELD BY CERTAIN CHILDREN AND GRANDCHILDREN OF MR. THERRIEN, AS TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

         (b)  Percent of Class:  6%

         (c)  Number of Shares as to which such person has:

              (i) Sole power to vote or to direct the vote:  1,042,864

              (ii) Shared power to vote or to direct the vote:  -0-

              (iii)  Sole power to dispose or to direct the disposition of:
              1,042,864

              (iv) Shared power to dispose or to direct the disposition of:  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         Not Applicable.

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CUSIP No. 11434A 10 0                  13G                     Page 5 of 5 Pages
----------------------                                       -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Date:  February 9, 2001


                         By: /s/ Robert J. Therrien
                            --------------------------------
                            Name:  Robert J. Therrien